Exhibit 99.1

CONTACT:
Tim Benson
Factory Card & Party Outlet Corp.
(630) 579-2231
tbenson@factorycard.com

FACTORY CARD & PARTY OUTLET CORP. ANNOUNCES SALES FOR DECEMBER

NAPERVILLE, IL (January 6, 2005) – Factory Card & Party Outlet Corp. (NASDAQ: FCPO) announced today net sales for the five-week period ended January 1, 2005 increased 2.8 percent, compared with the five-week period ended January 3, 2004. Comparable store sales for the same period increased 0.6 percent.

“Customers responded favorably to newly positioned advertising and our expanded New Year’s party assortment,” said Gary W. Rada, President and Chief Executive Officer. He added “sales were adversely impacted due to severe weather conditions in the lower Midwest and Ohio that required the closing of 25 stores during portions of the Christmas week.”

	Fiscal Period Ended		Percent Change
(dollars in millions)	January 1, 2005	January 3, 2004	Total Sales	Comparable Sales
For the five weeks ended	$28.4	$27.7	2.8%	0.6%
For the 48 weeks ended	$217.8	$210.5	3.5%	0.4%

Factory Card & Party Outlet, (www.factorycard.com) based in Naperville, Illinois, currently operates 183 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores and the value of the Company’s common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company’s filings with the Securities and Exchange Commission.

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